Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and Post-Effective Amendment No. 1 to Registration Statement (No. 333-49143) on Form S-3, and related Prospectuses of State Street Corporation for the registration of its common stock, debt securities, preferred stock and capital securities, and to the incorporation by reference therein of our report dated January 18, 2000, with respect to the consolidated financial statements of State Street Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Boston, Massachusetts
April 3, 2000